As filed with the Securities and Exchange Commission on March 28, 2000
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement

                        Under the Securities Act of 1933

                           UNIGRAPHICS SOLUTIONS INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                        (State or Other Jurisdiction of
                         Incorporation or Organization)

                                   75-2728894
                     (I.R.S. Employer Identification Number)

                            13736 Riverport Drive
                          Maryland Heights, MO 63043
                    (Address of Principal Executive Offices)

               UNIGRAPHICS SOLUTIONS INC. EXECUTIVE DEFERRAL PLAN
                            (Full Title of the Plan)

                                 John J. Mazzola
                      President and Chief Executive Officer
                           Unigraphics Solutions Inc.
                              13736 Riverport Drive
                      Maryland Heights, Missouri 63043-4826
                                 (314) 344-5900
            (Name, Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent For Service)

                    Please Send Copies of Communications to:
                              R. Randall Wang, Esq.
                                 Bryan Cave LLP
                       One Metropolitan Square, Suite 3600
                         St. Louis, Missouri 63102-2750
                                 (314) 259-2000

    Approximate date of commencement of the proposed sale of the securities:
As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                            Amount       Proposed Maximum     Proposed Maximum    Amount of
Title of Securities         to be         Offering Price      Aggregate Offering Registration
  to be Registered       Registered      Per Interest(1)         Price(1)(3)         Fee
=============================================================================================
  Deferred Compensation   $5,000,000         100%                 $5,000,000       $1,320
  Obligations (2)

  Class A Common
  Stock, $0.01 par       500,000 shares     $30.531             $15,265,500        $4,030
  value per share(3)
=============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Proposed maximum offering price represents the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on March 23, 2000 in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

(2) The Deferred Compensation Obligations are unsecured obligations of Unigraphics Solutions Inc. to pay deferred compensation in the future in accordance with the terms of the Unigraphics Solutions Inc. Executive Deferral Plan (the "Plan").


(3) This Registration Statement also covers such additional shares of Class A Common Stock as may be issuable pursuant to the antidilution provisions of the Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents have been filed by Unigraphics Solutions Inc. with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

         - The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         - The Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1999, June 30, 1999 and September 30, 1999.

         - The description of the Class A Common Stock as contained in the Company's Registration Statement on Form 8-A dated May 21, 1998, which incorporates by reference the section entitled "Description of Capital Stock" contained in the Prospectus filed as part of the Company's Registration Statement on Form S-1, as amended (File No. 333-48261).

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference herein, shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

         The following description of the Deferred Compensation Obligations registered hereunder is qualified by reference to the Unigraphics Solutions Inc Executive Deferral Plan (the "Plan"). A copy of the Plan is filed as Exhibit 4.1 to this Registration Statement.

         The Deferred Compensation Obligations (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation of and Registrant contributions to eligible management and highly compensated employees of the Registrant and its subsidiaries in the future in accordance with the terms of the Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

         The amount of compensation to be deferred by each Plan participant will be determined in accordance with the Plan based on elections by the participant. The Registrant will establish an account on behalf of each participant, to which the Registrant will credit any deferred compensation and Registrant contributions in accordance with the Plan. The portion of the account attributable to deferred base salary (including performance payments) and bonus compensation will be credited (or debited) with income (or loss) based upon a hypothetical investment in one or more of the investment options available under the Plan, which include a hypothetical investment in Class A Common Stock of the Registrant and a fixed-income equivalent which is equal to the 30-year U.S. Treasury bond yield rate as of the first business day of September for the following calendar year plus 50 basis points, as chosen by each participant. The portion of the account attributable to deferred restricted stock units and Registrant contributions will be invested in units representing Class A Common Stock of the Registrant. All amounts credited to a particpant's account are fully vested. However the amounts may be subject to forfeiture in accordance with the Plan. Except for amounts invested in the Class A Common Stock Equivalent Fund, each account will be payable by negotiable check or other cash equivalent upon the participant's retirement, termination, death or other date(s) determined in accordance with the Plan. Upon approval by the shareholders, amounts in a participant's account invested in the Class A Common Stock Equivalent Fund will be distributed in the form of shares of Class A Common Stock.

         Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the Plan, and such interests are not subject to attachment, execution, garnishment or other such equitable or legal process.

         The Compensation Committee of the Registrant's Board of Directors administering the Plan may amend, alter or terminate the Plan at any time without the prior approval of the Board of Directors; provided that, following the occurrence of a change in control, no amendment may be made without the written consent of the Board, except for amendments necessary to comply with applicable law.

Item 5.  Interests of Named Experts and Counsel.

         J. Randall Walti, Vice President, General Counsel and Secretary of the Company, has rendered an opinion as to the legality of the Class A Common Stock being registered hereby. Mr. Walti is paid a salary and bonus by the Company, participates in certain of the Company's employee benefit plans, and owns shares of Class A Common Stock and options to acquire shares of Class A Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determined that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, Section 145 of the DGCL provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the DGCL provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

         The Company's Certificate of Incorporation provides that a director shall not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of such provision shall not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

         The Company's Bylaws provide that the Company will indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Company's Bylaws further provide that the Company may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

         The indemnification referred to in the preceding paragraph will be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. However, such indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the preceding two sentences, in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (a) the indemnification referred to in this paragraph will be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and
(b) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery (or such other court) deems proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by him or her in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         The indemnification described in the preceding two paragraphs will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

         The Company will maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Bylaws.

         The Company has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors and certain of its officers (the "Indemnitees"). Under the terms of the Indemnification Agreements, the Company has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the Company (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of the Company, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

         Furthermore, under the terms of the Indemnification Agreements, the Company has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by the Company of a written request from such Indemnitee for such payment. In each of the Indemnification Agreements, the Indemnitee has agreed that he or she will reimburse and repay the Company for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by the Company against such expenses. The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of the Company.

         The above discussion of the Company's Certificate of Incorporation and Bylaws, the Indemnification Agreements and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statute.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         Reference is made to the Exhibit Index filed herewith.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri on March 27, 2000.

                                       UNIGRAPHICS SOLUTIONS INC.


                                       By: /s/ John J. Mazzola
                                          --------------------------------------
                                           John J. Mazzola
                                           President and Chief Executive Officer

         Pursuant  to the  requirements  of the  Securities  Act  of  1933,  the
following   persons  in  the  capacities   indicated   below  have  signed  this
Registration Statement below.


/s/ Jeffrey M. Heller                   Chairman of the Board of Director            March 27, 2000
---------------------------
Jeffrey M. Heller


/s/ Richard L. deNey                 Vice Chairman of the Board of Directors         March 27, 2000
---------------------------
Richard L. deNey


/s/ John J. Mazzola              President, Chief Executive Officer and Director     March 27, 2000
---------------------------
John J. Mazzola                           (Principal Executive Officer)


/s/ Douglas E. Barnett              Vice President and Chief Financial Officer       March 27, 2000
---------------------------
Douglas E. Barnett                 (Principal Financial and Accounting Officer)


/s/ John A. Adams                                    Director                        March 27, 2000
------------------
John A. Adams


/s/ Paul J. Chiapparone                              Director                        March 27, 2000
---------------------------
Paul J. Chiapparone


/s/ J. Davis Hamlin                                  Director                        March 27, 2000
---------------------------
J. Davis Hamlin


/s/ Leo J. Thomas                                    Director                        March 27, 2000
---------------------------
Leo J. Thomas


/s/ William P. Weber                                 Director                        March 27, 2000
---------------------------
William P. Weber


                                  EXHIBIT INDEX


      Exhibit      Description

      4.1          Unigraphics Solutions Inc. Executive Deferral Plan

      5.1 Opinion of J. Randall Walti, Vice President, General Counsel and Secretary of Unigraphics Solutions Inc.

      23.1         Consent of KPMG LLP

      23.2 Consent of J. Randall Walti, Vice President, General Counsel and Secretary (included in Exhibit 5.1)